Exhibit 10.1

MicroStrategy Incorporated

2021 Cash Bonus Determinations for Certain Executive Officers

On February 11, 2022, the Chief Executive Officer of MicroStrategy Incorporated (the “Company”) determined cash bonus awards for the following executive officers of the Company in the amounts set forth opposite their respective names, in each case with respect to the executive’s performance in 2021:

Timothy E. Lang	$575,000
Senior Executive Vice President & Chief Technology Officer
Phong Q. Le	$1,000,000
President & Chief Financial Officer
W. Ming Shao	$650,000
Senior Executive Vice President & General Counsel

The Chief Executive Officer determined the foregoing awards based on his subjective evaluation of the applicable executive’s performance in the context of general economic and industry conditions and Company performance during 2021.

Salary Determinations for Certain Executive Officers

On February 11, 2022, the Chief Executive Officer of the Company approved increases to the annual salaries of the following executive officers of the Company, resulting in the amounts set forth opposite their respective names, effective January 1, 2022:

Timothy E. Lang	$640,000
W. Ming Shao	$640,000

Annual Discretionary Cash Bonus Targets for Certain Executive Officers

On February 11, 2022, the Chief Executive Officer of the Company established annual discretionary cash bonus targets for 2022 for the following executive officers of the Company in the amounts set forth opposite their respective names:

Timothy E. Lang	$500,000
Phong Q. Le	$750,000
W. Ming Shao	$500,000

Awards pursuant to the foregoing discretionary cash bonus targets will be determined by the Chief Executive Officer of the Company based on his subjective evaluation of the applicable executive’s performance in the context of general economic and industry conditions and Company performance during the year.